Exhibit 17.2
Martinn H. Mandles
 2465 Century Hill at 10100 Galaxy Way
in Century City, Los Angeles, CA 90067
Phone: 310/556-0556, Cell: 310/990-3300
Fax: 310/556-2233; mhmandles@aol.com
February 14, 2008
BY FAX AND/OR EMAIL TO ALL OF THE OTHER DIRECTORS OF ABM INDUSTRIES

Linda L. Chavez	Note: Personal fax numbers and email addresses which appeared in the original copy of this letter
Tony G. Fernandes	have been omitted.
Luke S. Helms
Maryellen C. Herringer
Charles T. Horngren
Henry L. Kotkins
Theodore T. Rosenberg
Henrik C. Slipsager
William W. Steele
Dear Bill, Chuck, Henrik, Linda, Luke, Maryellen, Skip, Ted and Tony:
This letter is in response to the SEC Form 8-K filed by the Company on February 13, 2008.
In my opinion, ABM’s filing was for the most part correct, so I will not take exception to the Company’s selective excerpts, additions and deletions in paraphrasing the text of my letter of resignation, because a facsimile of the letter itself was attached verbatim to the Form 8-K.
On the other hand, I disagree with the Company’s statement that “The Governance Committee informed the full Board of the reasons for its recommendation,” because the ONLY explanation given to the full Board by the Governance Committee was that, “We think it is in the best interest of our stockholders not to renominate Martinn.”
Although ABM states in its Form 8-K that, “The Company disagrees with the statements made in Mr. Mandles’ letter as to the reasons he was not nominated,” ABM is yet to disclose to me — or to the SEC — any reason WHY the Governance Committee and a majority of the full Board believed it was “in the best interest of our stockholders not to renominate Martinn.”
Therefore, my letter of resignation will continue to speak for itself, and for me.
Sincerely,
/s/ Martinn
Martinn H. Mandles